Audited Financial Statements
                                             and Supplemental Schedules

                                             Morrison Health Care, Inc.,
                                             Salary Deferral Plan

                                             Year ended December 31, 1999
                                             and as of December 31, 1998
                                             with Report of Independent
                                             Auditors

                      Morrison Health Care, Inc., Salary Deferral Plan

                  Audited Financial Statements and Supplemental Schedules

                  Year ended December 31, 1999 and as of December 31, 1998




                                    Contents

Report of Independent Auditors.........................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits........................2
Statement of Changes in Net Assets Available for Benefits..............3
Notes to Financial Statements..........................................4


Supplemental Schedules

Schedule of Assets Held for Investment Purposes at End of Year........13
Schedule of Reportable Transactions...................................14

                         Report of Independent Auditors

Plan Administrator
Morrison Health Care, Inc., Salary Deferral Plan

We have audited the accompanying statements of net assets available for benefits of the Morrison Health Care, Inc. Salary Deferral Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998, and the changes in its net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes at the end of year as of December 31, 1999 and reportable transactions for the year then ended are presented for the purpose of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The schedules are the responsibility of the Plan's management. The schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                           /s/Ernst & Young, LLP
Atlanta, GA
May 10, 2000

                Morrison Health Care, Inc., Salary Deferral Plan
                 Statements of Net Assets Available for Benefits

                                                            December 31
                                                         1999           1998
                                                 -----------------------------

Assets
Investments, at fair value:
  Morrison Management Specialists, Inc. common
   stock........................................  $ 4,935,000    $ 3,846,539
  Unallocated ESOP shares of Morrison
  Management Specialists, Inc. common stock......    3,904,857      4,047,146
  Merrill Lynch Stable Value Fund...............    5,024,904              -
  Merrill Lynch Retirement Preservation Trust...            -        922,695
  Merrill Lynch Federal Securities Fund.........          828      3,575,934
  Merrill Lynch Growth Fund.....................    1,115,446        926,482
  AIM Equity Constellation Fund.................    2,502,927      1,585,769
  Merrill Lynch Equity Index Trust Fund.........    3,952,236      2,418,598
  Templeton Foreign Fund........................    1,390,610        989,915
  Franklin Small Cap Fund.......................      213,464              -
  Hotchkis & Wiley Total Return Fund............      312,676              -
  Money market fund.............................       39,874         75,986
  Money market fund (unallocated)...............      231,620              -
Investments, at contract value:
  New York Life Insurance Company Guaranteed
   Investment Contracts.........................            -      1,066,568
  Transamerica Occidental Life Insurance
   Company Guaranteed Investment Contract.......      267,628        499,865
                                                 -----------------------------
Total investments...............................   23,892,070     19,955,497

Contributions receivable:
  Participants..................................      116,106        164,215
  Employer (unallocated)........................       52,187         46,328
                                                 -----------------------------
                                                      168,293        210,543
Dividends and interest receivable...............        9,305          4,297
                                                 -----------------------------
Total Assets....................................   24,069,668     20,170,337

Liabilities
Accrued Liabilities.............................            -         13,371
ESOP note payable (unallocated).................    2,816,536      3,015,365
                                                 -----------------------------
Total Liabilities...............................    2,816,536      3,028,736
                                                 -----------------------------
Net assets available for benefits...............  $21,253,132    $17,141,601
                                                 =============================



See accompanying notes.

                Morrison Health Care, Inc., Salary Deferral Plan
            Statement of Changes in Net Assets Available for Benefits
                          Year ended December 31, 1999

                                           Allocated   Unallocated         Total
                                        ----------------------------------------

Additions to net assets attributable to:
  Interest and dividend income.......... $   641,508    $   32,014   $   673,522
  Contributions:
   Participants.........................   2,191,960             -     2,191,960
   Employer.............................           -       558,719       558,719
                                        ----------------------------------------
                                           2,191,960       558,719     2,750,679
                                        ----------------------------------------
Total additions.........................   2,833,468       590,733     3,424,201

Deductions from net assets attributable to:
  Distributions to participants.........   1,861,367             -     1,861,367
  Administrative expenses...............      21,487             -        21,487
  ESOP interest expense.................           -       154,425       154,425
                                        ----------------------------------------
Total deductions........................   1,882,854       154,425     2,037,279

Net realized and unrealized
  appreciation in fair value of
  investments...........................   2,224,305       500,304     2,724,609
Allocation of 31,216 shares of
  Morrison Management Specialists, Inc.
  common stock, at market...............      642,593      (642,593)           -
                                        ----------------------------------------
Net increase in net assets
  available for benefits................   3,817,512       294,019     4,111,531

Net assets available for benefits:
  Beginning of year.....................  16,063,492     1,078,109    17,141,601
                                        ----------------------------------------
  End of year........................... $19,881,004    $1,372,128   $21,253,132
                                        ========================================


See accompanying notes.

                Morrison Health Care, Inc., Salary Deferral Plan
                          Notes to Financial Statements

                                December 31, 1999

1. Description of the Plan

The Morrison Health Care, Inc. Salary Deferral Plan (the "Plan") is a defined contribution plan and is sponsored by Morrison Management Specialists, Inc. (the "Company") (formerly Morrison Health Care, Inc.). The Plan, which covers all employees of the Company who have attained the age of 21, is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The following description of the Plan provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

General

The Plan was established on March 7, 1996 as a result of the Company's spin-off from Morrison Restaurants Inc. (now named Ruby Tuesday, Inc.) to provide additional incentive and retirement security for eligible employees of the Company. In connection with the establishment of the Plan, assets totaling approximately $10,545,000 were transferred from the Morrison Restaurants Inc. Salary Deferral Plan.

Effective February 28, 1997, a component of the Plan operates a leveraged employee stock ownership plan ("ESOP") and is designed to comply with section 4975(e)(7) and the related regulations thereunder of the Internal Revenue Code of 1986, as amended ("the Code").

Effective October 1, 1997, the Plan changed custodian and recordkeeper from AmSouth Bank of Alabama to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as recordkeeper, and Merrill Lynch Trust Company, as trustee.

Contributions

Under the Plan, participants may contribute on a tax deferred basis amounts ranging from 2% to 10% of their compensation subject to certain limitations of the Code. Participants contributing a tax-deferred contribution of at least 2% may elect to make after-tax contributions up to 10% of their annual earnings.

                Morrison Health Care, Inc., Salary Deferral Plan
                    Notes to Financial Statements (continued)



1. Description of the Plan (continued)

Contributions (continued)

The Company matches 20% of contributions from participants with three to nine years of service, 30% of contributions from participants with ten to nineteen years of service and 40% of contributions from participants with twenty or more years of service. Matching contributions are invested entirely in Company stock.

Participant Accounts

Each participant's account is credited, as appropriate, with the participant's contribution, the Company's matching contributions and allocations of investment earnings and losses. Investment results are allocated to participant's accounts based upon relative balances of the individual accounts on the valuation date as defined by the Plan.

Participants have the option of allocating their individual accounts, except for Employer Matching accounts, between various separate investment funds maintained by the trustee of the Plan. Participants may change their investment options at any time. Participants may diversify their Company Stock investment held in their Employer Matching account after completing ten years of participation in the Plan and attaining age 55.

Vesting

Participants are immediately vested in the value of their contributions, employer matching contributions, plus actual earnings thereon.

Distributions to Participants

Upon his or her retirement, termination, death or disability, as defined by the Plan, a participant or his /her beneficiary may elect to receive a lump sum distribution.

                Morrison Health Care, Inc., Salary Deferral Plan
                    Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination (or permanent discontinuance of contributions to the Plan), the Plan's assets are distributable to the participants or their beneficiaries based on the respective values of their accounts.

Administrative Costs

The Company pays any administrative costs of the Plan not paid from Plan assets.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Plan are presented on the accrual basis of accounting.

Valuation of Investments

Investments in mutual funds are stated at fair value based on quoted redemption values on the last business day of the plan year. Morrison Management Specialists, Inc. (formerly Morrison Health Care, Inc.) common stock is traded on the New York Stock Exchange and is valued at the closing sales price on the last business day of the plan year. Fair values for investments in collective trust funds are valued by the trustee based upon the quoted market values of the underlying investments on the last business day of the plan year.

Guaranteed investment contracts held in the Stable Value Fund are fully benefit responsive and are valued at contract value. Contract value represents the contributions of employer and participants plus interest, less withdrawals.

                Morrison Health Care, Inc., Salary Deferral Plan
                    Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Reclassification

Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation.

3. Investments

During 1999, the Plan's investments (including investments purchased, sold, as well as held during the year) appreciated in fair value as determined by quoted market prices as follows:

                                                      Year ended
                                                     December 31,
                                                         1999
                                                    --------------

 Net appreciation in fair value of investments:
    Morrison Management Specialists, Inc.
     common stock...............................      $1,022,954
    Mutual Funds................................       1,158,957
    Common/Collective Trust Funds...............         542,698
                                                   --------------
                                                      $2,724,609
                                                   ==============

                Morrison Health Care, Inc., Salary Deferral Plan
                    Notes to Financial Statements (continued)

3. Investments (continued)

The fair value of individual investments that represent 5 percent or more of the Plan's net assets is as follows:

                                                     December 31
                                                  1999           1998
                                           -----------------------------

Merrill Lynch Stable Value Fund...........  $5,024,904     $        -
AIM Equity Constellation Fund.............   2,502,927      1,585,769
Morrison Management Specialists, Inc.
  common stock*...........................   8,839,857      7,893,685
Merrill Lynch Federal Securities Fund.....       **         3,575,934
Merrill Lynch Equity Index Trust Fund.....   3,952,236      2,418,598
Templeton Foreign Fund....................   1,390,610        989,415
Merrill Lynch Retirement Preservation
  Trust...................................           -        922,695
Merrill Lynch Growth Fund.................   1,115,446        926,482

  * Nonparticipant-Directed
 ** Amount is less then 5 percent.

                Morrison Health Care, Inc., Salary Deferral Plan
                    Notes to Financial Statements (continued)

4. Nonparticipant Directed Investments

Information about the net assets and the significant components of changes in net assets related to the nonparticipant directed investment is as follows:

                                                      December 31
                                                  1999           1998
                                           -----------------------------

Investment at fair value:
  Morrison Management Specialists, Inc.
   common stock ........................... $8,839,857     $7,893,685


                                                      Year ended
                                                      December 31,
                                                         1999
                                                   ----------------
Change in net assets:
  Contributions                                      $  849,104
  Dividends                                              66,085
  Net realized and unrealized appreciation
   in fair value                                      1,022,954
  Interfund transfers, net                              (80,767)
  Allocation of common stock                           (642,593)
  Administrative expenses                                (4,171)
  Distributions to participants                        (264,440)
                                                   ----------------
                                                     $  946,172
                                                   ================

5. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated December 19, 1997, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

                Morrison Health Care, Inc., Salary Deferral Plan
                    Notes to Financial Statements (continued)

6. Transactions with Parties-in-Interest

The Plan held 409,974 shares of Morrison Management Specialists, Inc. common stock valued at $8,839,857 at December 31, 1999. During 1999, the Plan received $66,085 in dividends on Morrison Management Specialists, Inc. common stock. Also during 1999, the Plan sold shares of Morrison Management Specialists, Inc. resulting in a net gain of $279,549.

Certain Plan investments are units of participation in collective trust funds maintained by the trustee.

7. Guaranteed Investments Contracts

At December 31, 1999 and 1998, the Plan had guaranteed investment contracts with insurance companies. The fair values of the guaranteed investment contracts are approximated by contract values based on current interest rates. Deposits made under these contracts earn interest at guaranteed rates as follows:

                                              December 31,
                                          1999           1998
                                     -----------------------------
                                       Crediting      Crediting
              Company                Interest Rate  Interest Rate
------------------------------------------------------------------

New York Life Insurance Company
  #GA30795002........................      -             7.2%
  #GM30795001........................      -             7.2%

Transamerica Occidental Life
  Insurance Company
   #51471............................     7.0%           7.0%

The average yield of each of the foregoing contracts does not differ materially from the crediting interest rate.

                Morrison Health Care, Inc., Salary Deferral Plan
                    Notes to Financial Statements (continued)

8. ESOP Fund and Note Payable

On February 28, 1997 and in connection with a private letter ruling from the IRS concerning the tax-free reorganization of Morrison Restaurants Inc., the Plan, in conjunction with the Company, created an employee stock ownership feature for the Plan, which is herein referred to as the "ESOP". In connection with the ESOP's formation, the Company issued 254,502 shares of its common stock with a fair market value of $14.125 per share to the Plan in exchange for a 10-year note (the "note") with a principal amount of $3,594,841 executed by the Plan's trustee. These shares, together with those already held by the Plan, increased the Plan's level of ownership of the Company to 3%. The note bears interest at 5.47% and provides for scheduled principal payments totaling $467,520 in each of the next ten years. The Plan uses employer matching contributions and dividends received to make loan payments. Shares are released for allocation to participants based upon the ratio of the year's principal and interest payments to the sum of the total principal and interest payments expected over the remaining life of the note. The released shares are allocated to participant accounts based on a matching formula as defined by the Plan. The loan is collateralized by the unallocated shares of the Company's stock. Accordingly, the financial statements of the Plan for 1999 and 1998 present separately the assets and liabilities and changes therein pertaining to Plan assets which have been allocated to participant accounts and the Plan assets that are unallocated.

Although participants do not have any investment discretion regarding the ESOP Fund portions of their account balances, each participant is entitled to exercise voting rights attributable to shares of Company stock allocated to his/her account and is notified before such rights are to be exercised. The trustee votes any unallocated shares and any allocated shares for which it does not receive voting directions.

                Morrison Health Care, Inc., Salary Deferral Plan
                    Notes to Financial Statements (continued)

9. Differences Between Financial Statements and Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to those per the Form 5500 as of December 31:

                                                 1999            1998
                                            -------------   -------------
Net assets available for benefits per the
  financial statements.....................  $21,253,132     $17,141,601
Benefits payable to participants...........            -         (42,857)
                                            -------------   -------------
Net assets available for benefits per the
    Form 5500..............................  $21,253,132      $17,098,744
                                            =============   =============

The following is a reconciliation of benefits paid to participants per the financial statements to those per the Form 5500:

                                                      Year ended
                                                   December 31, 1999
                                                  ------------------

Benefits paid per the financial statements........     $1,861,367
Benefits payable to participants at
  December 31, 1998...............................        (42,857)
                                                  ------------------
Benefits paid per the Form 5500...................     $1,818,510
                                                  ==================

                             Supplemental Schedules


                           Morrison Health Care, Inc.,
                              Salary Deferral Plan

                          EIN: 63-1155966 Plan No.: 001
                               Schedule H, Line 4i

         Schedule of Assets Held for Investment Purposes at End of Year

                                December 31, 1999

                 (b)
         Identity of Issue,                (c)                               (e)
         Borrower, Lessor or          Description of            (d)        Current
   (a)      Similar Party              Investments             Cost         Value
   ----------------------------------------------------------------------------------

   *   Morrison Management     409,974 shares of common
          Specialists, Inc.      stock                      $6,742,563   $ 8,839,857

   *   Merrill Lynch & Co.,    5,292,532 units Stable
          Inc.                   Value Fund                      #         5,024,904

   *   Merrill Lynch & Co.,    89 units Federal
          Inc.                   Securities Fund                 #               828

   *   Merrill Lynch & Co.,    40,680 units Growth Fund          #         1,115,446
          Inc.
       AIM Management Group,   61,785 units AIM Equity
          Inc.                   Constellation Fund              #         2,502,927

   *   Merrill Lynch & Co.,    39,053 units Equity Index
          Inc.                   Trust Fund                      #         3,952,236

       Franklin Templeton      123,940 units Templeton
          Group                  Foreign Fund                    #         1,390,610

       Franklin Templeton      4,838 units Small
          Group                  Cap Fund                        #           213,464

       Hotchkis & Wiley        25,094 units Total
          Company                Return Fund                     #           312,676

       Transamerica            Guaranteed investment
          Occidental Life        contract #51471; matures
          Insurance Company      3/27/2000; 7.0%                 #           267,628

   *   Merrill Lynch & Co.,    Money market fund; variable
          Inc.                   rate                            #           271,494
                                                                        -------------
       Total Investments................................................ $23,892,070
                                                                        =============

   * Indicates a party-in-interest to the Plan.
   # Not applicable for participant directed investments.




                           Morrison Health Care, Inc.,
                              Salary Deferral Plan

                          EIN: 63-1155966 Plan No.: 001

            Schedule H, Line 4j - Schedule of Reportable Transactions

                          Year ended December 31, 1999

                                                                                       (h)
                                                                                   Current Value
                                  (b)         (c)           (d)        (g)         of Asset on
            (a)               Description   Purchase      Selling     Cost of      Transaction         (i)
Identity of Party Involved     of Asset      Price        Price       Asset        Date             Net Gain
-------------------------------------------------------------------------------------------------------------

Category  (iii) - Series  of  securities  transactions  in  excess of 5% of plan assets.

Morrison Management
 Specialists, Inc.........  Common stock    $1,048,819    $        -  $1,048,819   $1,048,819      $        -
Morrison Management
 Specialists, Inc.........  Common stock             -     1,125,601     846,052    1,125,601         279,549



There were no  category  (i),  (ii) or (iv)  transactions  during the year ended
December 31, 1999.

Note:  The information required by columns (e) and (f) is not applicable.
